William D. Chapman	Ernest Duplessis
Director, Investor Relations	Director, External Communications
847-535-0881	847-535-4356
william.chapman@grainger.com	ernest.duplessis@grainger.com

GRAINGER BOARD OF DIRECTORS SETS SUCCESSION DIRECTION

James T. Ryan adds Chief Operating Officer responsibilities;

Y.C. Chen promoted to President of U.S. branch-based business

CHICAGO, February 21, 2007 – Grainger’s (NYSE: GWW) board of directors meeting today expanded President James T. Ryan’s responsibilities and promoted Y.C. Chen to President of the U.S. branch-based business. In addition to becoming Chief Operating Officer, Ryan joins Grainger’s board of directors. Both moves are effective immediately.

“Today’s decision recognizes the contribution of two strong leaders,” said Grainger Chairman and Chief Executive Officer Richard L. Keyser. “I have worked closely with both men for more than a decade, and both have contributed to the success the company has enjoyed, particularly over the last several years. With this transition, the board has helped to ensure Grainger’s future direction by delineating a smooth succession for the company over the next few years.”

Ryan, 48, has been president of Grainger since 2006. A twenty-six year veteran of the leading industrial distributor of facilities maintenance products in North America, Ryan has responsibility for all operations, domestic and international. Named to the board at the February meeting, Ryan will stand for election at the company’s annual meeting in April.

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Ryan joined Grainger in 1980 in the company’s product management area. He has held many executive positions in the company including president of the parts business, chief information officer, president of the company’s Internet business, and group president for the U.S. branch-based business. He has a Bachelor of Science degree in business from Miami University of Ohio and an MBA with distinction from DePaul University in Chicago.

Chen, 59, had been group president for the company’s operations in Canada, Mexico and Puerto Rico since 2006. As president of the U.S. branch-based business, he will become responsible for Grainger’s largest business unit. The operations in Canada and Mexico now report directly to Ryan.

Chen joined Grainger in 1996 as vice president for Asia Pacific, where he established the company’s global sourcing operation. He has been senior vice president for the supply chain of the U.S. branch-based business, which includes the sourcing and parts operations as well. He holds a masters degree in chemical engineering from the University of Iowa and a doctorate in business from Indiana University. Prior to joining Grainger, Chen worked for

R.R. Donnelley and Cummins Engine Co.

W.W. Grainger, Inc. (NYSE: GWW), with 2006 sales of $5.9 billion, is a leading broad line supplier of facilities maintenance products serving businesses and institutions in Canada, China, Mexico and the United States. Through a highly integrated network including nearly 600 branches, 18 distribution centers and multiple Web sites, Grainger’s employees help customers get the job done, saving them time and money by having the right products to keep their facilities running. Grainger is the national founding sponsor of the American Red Cross Ready When the Time ComesTM corporate volunteer training program

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